Exhibit 99.1

July 22, 2011

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100
Mobile (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces Second-Quarter 2011 Results

Cat Financial reported second-quarter revenues of $675 million, an increase of $27 million, or 4 percent, compared with the second quarter of 2010.  Second-quarter profit after tax was $107 million, a $25 million, or 30 percent, increase from the second quarter of 2010.
The increase in revenues was principally due to a $28 million favorable impact from higher earning assets (finance receivables and operating leases at constant interest rates) and a favorable impact from miscellaneous net revenue items, partially offset by a $21 million unfavorable impact from lower interest rates on new and existing finance receivables.
Profit before income taxes was $152 million for the second quarter of 2011, compared to $95 million for the second quarter of 2010.  The increase was principally due to a $21 million favorable impact from higher net yield on average earning assets, a $20 million decrease in the provision expense and a favorable impact from miscellaneous net revenue items.  These increases were partially offset by an $18 million increase in general, operating and administrative expense.
The provision for income taxes in the second quarter of 2011 reflects an estimated annual effective tax rate of 26 percent compared to 22 percent in the second quarter of 2010.  The 2010 second-quarter tax rate was reduced by a benefit of $10 million related to prior years.  The 2011 estimated annual tax rate is expected to be less than the U.S. corporate tax rate of 35 percent primarily due to profits in tax jurisdictions with lower tax rates.

New retail financing was $2.9 billion, an increase of $451 million, or 18 percent, from the second quarter of 2010.  The increase was primarily related to improvements in our Asia-Pacific and Mining and Latin America operating segments.
At the end of the second quarter of 2011, past dues were 3.73 percent, a decrease from 3.94 percent at the end of the first quarter of 2011, 3.87 percent at the end of 2010 and 5.33 percent at the end of the second quarter of 2010.  The decrease in past dues reflects the continued improvement in the global economy.  Write-offs, net of recoveries, were $29 million for the second quarter of 2011, down from $52 million in the second quarter of 2010.
As of June 30, 2011, Cat Financial's allowance for credit losses totaled $382 million or 1.52 percent of net finance receivables, compared with $363 million or 1.57 percent of net finance receivables at year-end 2010.  The allowance for credit losses as of June 30, 2010, was $383 million, which was 1.70 percent of net finance receivables.
“We continue to see improvements in Cat Financial’s global business.  Past dues and quarterly net write-offs were at their lowest levels since 2008 and our retail new business increased for the fifth consecutive quarter,” said Kent Adams, Cat Financial president and vice president of Caterpillar Inc.  “Our focus continues to be in three key areas: serving our Caterpillar customers and dealers, managing our portfolio and ensuring we have ample liquidity.  As a result, Cat Financial is better positioned than ever to support Caterpillar customers around the world”
For nearly 30 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing financial service excellence to Cat customers. The company offers a wide range of financing alternatives to customers and Cat dealers for Cat machinery and engines, Solar® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

SECOND QUARTER 2011 VS. SECOND QUARTER 2010
(ENDING JUNE 30)
(Millions of dollars)

	2011	2010	CHANGE
Revenues	$675	$648	4%
Profit Before Income Taxes	$152	$95	60%
Profit After Tax	$107	$82	30%
New Retail Financing	$2,901	$2,450	18%
Total Assets	$29,937	$28,776	4%

SIX MONTHS 2011 VS. SIX MONTHS 2010
(ENDING JUNE 30)
(Millions of dollars)

	2011	2010	CHANGE
Revenues	$1,315	$1,279	3%
Profit Before Income Taxes	$267	$166	61%
Profit After Tax	$190	$135	41%
New Retail Financing	$5,668	$4,270	33%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements.  From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public.  Forward-looking statements give current expectations or forecasts of future events about the company.  You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases often identify forward-looking statements made on behalf of Cat Financial.  These statements are only predictions.  Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and ongoing challenges in the global financial and credit markets, and change in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market’s acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment.  Those risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time to time.  We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.  Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.  Moreover, we do not assume responsibility for the accuracy and completeness of those statements.  All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2010, and similar sections in our quarterly reports on Form 10-Q that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements.  Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You may, however, consult any related disclosures we may make in our subsequent filings with the SEC.